Exhibit 10.27

May 3, 2002

CONFIDENTIAL

Margaret L. Jenkins
11344 Denair Street
Los Angeles, CA 90049

Dear Margaret:

We are delighted and very excited to offer you the opportunity to join our Denny’s team as Senior Vice President and Chief Marketing Officer, Marketing and Product Development reporting directly to our CEO and President, Nelson Marchioli. This letter outlines the terms of our offer which will remain in place as long as you are an employee of Denny’s. Due to the circumstances of this offer, we ask that the details remain confidential, and that they not be shared with others.

START DATE
Your anticipated start date will be on or before June 3, 2002. This time frame is dependent upon the date the offer letter is signed and a required 30-day notification period to your current employer, El Pollo Loco.

BASE SALARY
Your annual base salary will be $300,000.

ANNUAL INCENTIVE
You will participate in our annual Advantica Incentive Program. For 2002, your target incentive will be 65% of your base salary. You will be guaranteed a minimum of 50% of your base pay for 2002, which will be paid in January or February of 2003 at the same time others in the Company receive payments earned under the 2002 Incentive Bonus Plan.

Payouts under the plan are dependent upon the achievement of predetermined goals, which are established annually. The terms of the annual program (including bonus targets and performance goals) are governed by a plan document and are subject to change each year. The 2002 performance goals will focus on comparable store sales, customer counts, cash flow, Direct Connect and EBITDA.

Margaret Jenkins
May 3, 2002
Page Two

BENEFITS
You will have full participation in all benefit programs currently available to senior level employees (e.g., health, dental, disability, life insurance coverage, Deloitte and Touche investment monitoring and tax preparation, and the Deferred Compensation Plan).

RELOCATION
The Company’s relocation package will remain available to you for twenty-four (24) months following your employment start date.

TRAVEL AND HOUSING ALLOWANCE
You will receive a $24,000 annual housing allowance (grossed up) and an $8,000 annual travel allowance (grossed up) for a two (2) year period, beginning with your employment date, provided that you have not exercised the Relocation package. Payments will be made to you quarterly.

CAR ALLOWANCE
You will receive an annual car allowance of $13,200 which will be deposited in your payroll check in the amount of $507.69 biweekly.

VACATION
You will be eligible for two (2) weeks of vacation annually.

SEVERANCE PAYMENT
In the event (a) your employment with the Company is terminated for any reason other than cause as defined below or (b) you elect to terminate your employment with the Company because the Company has taken an action which reduces your base salary or job responsibilities, you will receive a single lump sum severance payment, within five (5) days of termination, in an amount equal to the sum of 100% of your current base pay, which represents one year of your base salary.

For purposes of this letter agreement, “Cause” shall mean (a) the Executive’s habitual neglect of his/her material duties, (b) an act or acts by the Executive, or any omission by him/her, constituting a felony, for which the Executive has entered a guilty plea or confession to, or of which the Executive has been convicted, (c) the Executive’s failure to follow any lawful directive of the Board or Chief Executive Officer (“CEO”) consistent with the Executive’s position and duties, (d) an act or acts of fraud or dishonesty by the Executive which results or is intended to result in financial or economic harm to the Company, or (e) breach of a material provision of this letter agreement by the Executive; provided that the Company shall give the Executive (x) written notice specifying the nature of the alleged Cause, and with respect to Clauses (a), (c) and (e), (y) a reasonable opportunity to appear before the Board or CEO to discuss the matter, and (z) a reasonable opportunity to cure any such alleged Cause.

Margaret Jenkins
May 3, 2002
Page Three

STOCK OPTIONS
We will recommend to the Compensation and Incentives Committee of the Board of Directors that you be granted the option to purchase 20,000 shares of the Company’s common stock at the closing price on your starting date. These options will have a ten (10) year term and will be 100% vested after three (3) years. These non-qualified options will be subject to the terms and conditions of the Company’s Stock Option Plan.

SIGN-ON BONUS
To assist you with your transition to Denny’s, and in recognition of certain rights and benefits you may be forfeiting by accepting our offer of employment, you will receive a signing bonus of $401,700. Applicable income and FICA taxes will be withheld. Should you leave the Company voluntarily within twelve (12) months following your starting date, you agree to reimburse the Company the full amount of the sign-on bonus.

Margaret, we sincerely hope you will accept our offer and become a part of our dynamic team. We welcome the opportunity to work with you.

If you are in agreement with the terms of our offer, please sign one copy of the original letter and return it to me.

Very truly yours,

Linda G. Traylor
Senior Vice President, Human Resources and Training

c: Nelson Marchioli

Agreed and Accepted:

/s/ Margaret L. Jenkins	May 4, 2002
Margaret L. Jenkins	Date

ADDENDUM TO LETTER AGREEMENT

Between Denny’s Corporation (formerly doing business as
Advantica Restaurant Group, Inc.) and Margaret L. Jenkins

This Addendum to Letter Agreement (“Addendum”), made the 11th day of June, 2003, is entered into by and between Denny’s Corporation (formerly doing business as Advantica Restaurant Group, Inc.), a Delaware corporation (the “Company”), and Margaret L. Jenkins (the “Executive”), residing at 9 Baronne Court, Greer, SC 29650.

WHEREAS, the Company and the Executive are parties to a certain Letter Agreement dated May 3, 2002 (the “Letter Agreement”); and

WHEREAS, the Board of Directors of the Company and Executive wish to add a “Change of Control” provision to the Letter Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Company and the Executive agree to add the following provisions to the Letter Agreement:

1. CHANGE OF CONTROL. (A) If there is a “Termination Without Cause” (as defined in the Letter Agreement) within one (1) year following the consummation of a “Change of Control” (as defined below), the Company shall pay the Executive upon the effective date of said termination a lump sum payment equal to 200% of the sum of (i) the Executive’s Base Salary for the twelve month period immediately preceding the date of termination and (ii) a Targeted Bonus amount equal to seventy-five percent (75%) of such Base Salary.

    (B) For purposes of this Addendum, Change of Control shall mean the occurrence of any of the following:

        (i) An acquisition of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty-one percent (51%) or more of the combined voting of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change of Control has occurred, the acquisition of Voting Securities in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control. A “Non-Control Acquisition” shall mean an acquisition by (a) an employee benefit plan (or a trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company; (b) the Company or any Subsidiary; (c) any Person in connection with a “Non-Control Transaction” (as hereinafter defined), or (d) any Person who, immediately prior to such acquisition, owned fifty-one percent (51%) or more of the combined voting power of the Company’s then outstanding Voting Securities.

        (ii) The individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a majority of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

        (iii) The consummation of:

            (a) A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger if:

                (I) the shareholders of the Company, immediately before such Merger own directly or indirectly immediately following such Merger at least fifty-one percent (51%) of the combined voting power of the outstanding voting securities of the corporation resulting from such Merger (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such Merger,

                (II) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of the Surviving Corporation, or a corporation beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Corporation, and

                (III) no Person other than (A) the Company, (B) any Subsidiary, (C) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger was maintained by the Company or any Subsidiary, or (D) any Person who, immediately prior to such Merger had Beneficial Ownership of fifty-one percent (51%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities or its common stock;

            (b) A complete liquidation or dissolution of the Company (not including a “Non-Control Transaction”); or

            (c) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary or the distribution to the Company’s shareholders of the stock of a Subsidiary or any other assets).

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of shares Beneficially Owned by the Subject Person, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Addendum as of the date first written above.

Denny's Corporation

By:	/s/ Nelson J. Marchioli
Name:	Name: Nelson J. Marchioli
Title:	Chief Executive Officer and President

By:	/s/ Margaret L. Jenkins
Name:	Margaret L. Jenkins